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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): April 4, 2000

                                MEDICALOGIC, INC.

             (Exact name of registrant as specified in its charter)

              OREGON                     000-28285               93-0890696
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                           20500 NW EVERGREEN PARKWAY
                             HILLSBORO, OREGON 97124
                    (Address of principal executive offices)

                                 (503) 531-7000
                         (Registrant's telephone number,
                              including area code)


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ITEM 5. OTHER EVENTS.

     On April 4, 2000, MedQuist Transcriptions, LTD. filed a suit in the Delaware Court of Chancery, MEDQUIST TRANSCRIPTIONS, LTD. V. JOHN H. DAYANI, TOTAL EMED, INC. AND MEDICALOGIC, INC. against Dr. John H. Dayani, Total eMed, Inc. and MedicaLogic, Inc. MedQuist alleges that Total eMed misappropriated its trade secrets through Dr. Dayani, the founder of Total eMed and a former director and employee of MedQuist. This suit is related to other litigation between MedQuist and Dr. Dayani.

     MedQuist seeks to enjoin Total eMed and MedicaLogic from taking any action to consummate the MedicaLogic/Total eMed merger, and seeks to enjoin MedicaLogic and Total eMed from aiding and abetting Dr. Dayani's alleged breach of his fiduciary duties and the further dissemination or misappropriation of MedQuist's trade secrets. Total eMed does not believe that it has misappropriated any trade secrets, nor does Total eMed or MedicaLogic believe that it has aided or abetted any alleged breach of Dr. Dayani's fiduciary duties or further dissemination or misappropriation of MedQuist's trade secrets. Each intends to make a vigorous defense.

     If MedicaLogic and Total eMed are unsuccessful and MedQuist obtains an injunction, the MedicaLogic/Total eMed merger may be delayed or may not occur. On April 18, 2000, the court denied MedQuist's motion for expedited consideration of its request for a preliminary injunction. As a result, it is unlikely that a preliminary injuction hearing will be held prior to the May 10, 2000 special meeting of Total eMed shareholders at which the merger proposal is to be acted upon. It is uncertain as to whether or not MedQuist will seek to file additional motions to delay or otherwise impede the proposed merger.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 25, 2000                       MEDICALOGIC, INC.

                                           By /s/ FRANK J. SPINA
                                              -------------------------------
                                              Frank J. Spina
                                              Senior Vice President and
                                              Chief Financial Officer